Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Kristen Hayes, Corporate Communications Director

CRC Health Group

(949) 589-1765

khayes@crchealth.com

CRC Health Group Appoints LeAnne M. Stewart to Chief Financial Officer

Cupertino, CA – July 8, 2011 – CRC Health Group, the nation’s largest and most comprehensive network of behavioral health and addiction treatment services, today announced the hiring of LeAnne M. Stewart, MBA, CMA, CPA, as its new Chief Financial Officer. Stewart replaces former CFO, Kevin Hogge, who left the company earlier this year.

“We are pleased to welcome LeAnne to the CRC management team and look forward to all that she will contribute to our company,” said R. Andrew Eckert, CEO of CRC Health Group.

Stewart joins CRC with nearly 25 years of experience in finance. Previously, she served as Chief Financial Officer of Nash Finch Company, one of the country’s largest wholesale grocery distributors, and most recently she was Chief Financial Officer of Granite Construction, a publicly traded, diversified heavy civil contractor and construction materials producer. Stewart spent nearly 10 years at Ernst & Young LLP where she managed complex transactions including the initial public offering of a major airline.

Stewart is a Certified Public Accountant and Certified Management Accountant, and earned her MBA from the Wharton School at the University of Pennsylvania.

“It’s exciting to join a leading organization like CRC Health Group,” said Stewart. “The company is on the cutting edge of addiction treatment and behavioral health services, and I am delighted to be here to play my part in its continued success.”

Headquartered in Cupertino, Calif., CRC Health Group is the most comprehensive network of specialized behavioral healthcare services in the nation. CRC offers the largest array of personalized treatment options, allowing individuals, families and professionals to choose the most appropriate treatment setting for their behavioral, addiction, weight management and therapeutic education needs. CRC is committed to making its services widely and easily available, while maintaining a passion for delivering advanced treatment. Since 1995, CRC has been helping individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.

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